Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Jani Bergan
(415) 543-3470 x201	(415) 946-1064

MEDIVATION ANNOUNCES PRESENTATION OF NEW SUBSET ANALYSES FROM

DIMEBON™ PHASE 2 ALZHEIMER’S DISEASE TRIAL AT

AMERICAN ACADEMY OF NEUROLOGY ANNUAL MEETING

— Company Conference Call Scheduled for Friday, May 4, at 9:00 a.m. Eastern Time

to Discuss Data —

SAN FRANCISCO (May 3, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced that new data from the mild and moderate subgroups of Alzheimer’s disease patients in the Company’s six-month Phase 2 efficacy study of Dimebon™ showed that both subgroups were improved compared with placebo-treated patients on all five efficacy endpoints studied. The mean drug-placebo differences at week 26 on the ADAS-cog, the study’s primary endpoint, were 2.4 and 5.8 points in the mild and moderate populations, respectively. The overall response rate to Dimebon treatment (percentage of treated patients showing improvement or no change on the CIBIC-plus at week 26) was 81 percent; the mild subgroup had an 84 percent response rate (42 percent improvement and 42 percent no change) and the moderate subgroup had a 77 percent response rate (45 percent improvement and 32 percent no change).

The Company will host a teleconference with David Hung, M.D., Medivation’s president and chief executive officer, Lynn Seely, M.D., Medivation’s chief medical officer, and Rachelle Doody, M.D., Ph.D., lead investigator for the study, on Friday, May 4, at 9 a.m. Eastern time to discuss the data.

“In this six-month trial, Dimebon probably improved the clinical course of both mild and moderate Alzheimer’s disease patients compared to placebo, results I believe to be promising," said Dr. Doody, who holds the Effie Marie Cain Chair in Alzheimer’s Disease Research at the Alzheimer’s Disease and Memory Disorders Center, Baylor College of Medicine in Houston. “These improvements were seen consistently across all outcome measures – cognition, behavior and activities of daily living – as well as in the independent CIBIC-plus, a measure of global function.”

“Forty-four percent of Dimebon patients were improved compared to baseline as assessed by the CIBIC-plus,” added Dr. Doody. “To put this improvement rate in context, a 2006 meta-analysis of eight randomized, double-blind, placebo-controlled trials of approved Alzheimer’s disease drugs1 showed 24 percent of treated patients were improved after six months. The improvement rate in placebo patients in the published meta-analysis (17 percent) is consistent with that seen in the Dimebon study (19 percent).”

Dr. Doody presented the data (abstract #S51.003) at the American Academy of Neurology’s (AAN) 59th Annual Meeting in Boston during the “Aging and Dementia” session. In addition, the data were selected by the AAN for inclusion in the Scientific Topic Highlights session – for both the “Clinical Practice” and “Aging and Dementia” topics. During this session, scheduled for today at 6:00 p.m. Eastern time, expert moderators will summarize the most interesting and relevant research at the meeting in several topic areas.

Subgroup Analyses

The study was not designed and powered to determine the effects of Dimebon on patient subsets. However, statistical significance was achieved on all five endpoints in the moderate subgroup, and on the MMSE in the mild subgroup, with the ADAS-cog and the CIBIC-plus approaching significance.

“We did not expect the trial to demonstrate statistically significant treatment effects in subsets of patients stratified by disease severity,” said Dr. Hung. “Given the relatively small number of patients in each subgroup and the fact that subgroup analyses dilute statistical power, we were encouraged to find that Dimebon produced statistically significant improvements across multiple endpoints in the mild and moderate subpopulations.”

Study Design and Results

The randomized, double-blind, placebo-controlled Phase 2 trial of 183 patients with mild to moderate Alzheimer’s disease included five efficacy endpoints to assess cognitive function, memory, ability to perform tasks of daily living, global function and behavior. These endpoints were the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-cog), the Clinician’s Interview-Based Impression of Change with a caregiver interview (CIBIC-plus), the Alzheimer’s Disease Cooperative Study Group-Activities of Daily Living (ADCS-ADL), the Neuropsychiatric Inventory (NPI) and the Mini Mental State Exam (MMSE), the first two of which have been used by the U.S. Food and Drug Administration to register all drugs previously approved to treat mild-to-moderate Alzheimer’s disease. The study was conducted at multiple sites in Russia. Patients received oral Dimebon, 20 mg three times a day (60 mg/day), or placebo.

Previously announced results from the six-month study showed that, overall, Dimebon-treated patients demonstrated significant improvement versus placebo on the primary endpoint of ADAS-cog (p<0.0001) and the key secondary endpoint of CIBIC-plus (p<0.0001). Dimebon-treated patients also significantly outperformed the placebo-treated patients (p<0.01) on the three additional secondary endpoints: the ADCS-ADL, the NPI and the MMSE.

Dimebon was well tolerated in this study. Dry mouth, which occurred in 13.5 percent of Dimebon-treated patients, was the only gastrointestinal side effect that occurred with an incidence higher than three percent. Fewer Dimebon-treated patients experienced serious adverse events than placebo-treated patients (2.2 percent versus 7.4 percent, respectively). A higher percentage of Dimebon-treated patients than placebo-treated patients completed the trial (87.6 percent and 81.9 percent, respectively), for an overall trial completion rate of 84.7 percent.

[1]	Birks, J. Cholinesterase inhibitors for Alzheimer’s disease. Cochrane Database of Systematic Reviews 2006, Issue 1. Art. No.: CD005593.

Teleconference/Webcast Details

Medivation will hold a teleconference tomorrow, Friday, May 4, at 9:00 a.m. Eastern time with Dr. Hung, Dr. Seely and Dr. Doody to discuss the data and answer questions. To participate in the live call by telephone, please dial 800-289-0485 from the U.S. or 913-981-5518 internationally. Individuals interested in listening to the live call via webcast may do so by visiting www.medivation.com. A replay of the webcast will be available on the Company’s website for 30 days.

About Dimebon

Dimebon, the Company's lead product candidate, is an orally-available small molecule that has been shown to inhibit brain cell death in preclinical models relevant to Alzheimer's disease and Huntington's disease, making it a potential treatment for these and other neurodegenerative diseases. Based on the clinical and preclinical data generated to date, Medivation believes that Dimebon operates by a novel mechanism of action and may exert a neuroprotective effect in multiple areas of the central nervous system. Dimebon appears to block a new target that involves mitochondrial pores, which are believed to play a role in the cell death that is associated with neurodegenerative diseases and the aging process.

Medivation is presently completing an extension of the six-month trial and expects to report the results of this 12-month trial later this quarter. The Company also is evaluating Dimebon in a clinical trial in Huntington’s disease.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated timing of clinical and regulatory milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

# # #